EXHIBIT 10.2

GRAPHIC DESIGN AGREEMENT

Client: Blumenen Brucke, GmbH

Primary Contact: Christopher Kleidenmann, CEO

Project: Corporate Magazine Design

Delivery date: March 15, 2016

Designer: Spelt Group Corp.

Agreement Price: $1,800

This Agreement is an offer by Designer to Client made on November 18, 2015 for Designer to provide creative Work as requested by Client.

1. Work

Client requests Designer to create full brand design for the client (Corporate Magazine Design, Imposition, Typesetting). Work includes only the final, deliverable art, and not any preliminary Work or sketches.

2. Delivery of the Work

Designer shall complete the Work by March 15, 2016 (“Delivery Date”). This Agreement can be prolonged on bilateral agreement.

3. Payment

In consideration of the Work to be performed by Designer, Client shall prepay to Designer $1,800 (Two thousand dollars). The Project pricing includes Designer’s fee only. Any and all outside costs including, but not limited to, equipment rental, photographer’s costs and fees, photography and/or artwork licenses, prototype production costs, talent fees, photobank’s pictures will be billed to Client. Every additioanal work shall be paid on an hourly basis - $50 for an hour.

4. Grant of Rights

Designer agrees to the perpetual license of the right to display and transmit Work to Client, excluding the right to authorship credit, modification, and resell, which is retained by Designer. Designer agrees that Work is produced with the intent it be unique and will not seek to resell or publish Work, except as noted below.

5. Designer’s Right to Authorship Credit

Designer may use Work in Designer’s portfolio (including, but not limited to, any website that displays Designer’s Works). Client does not have to display Designer’s name together with Work, unless being described with any editorial usage, but Client may not seek to mislead others that Work was created by anyone other than Designer.

6. Cancellation

The fee for Work is refundable pending only upon Designer’s breach of Agreement. In the event of cancellation of this assignment, ownership of all copyrights and the original artwork shall be retained by the Designer, and a cancellation fee for work completed, shall be paid by the Client. If the project is on an hourly basis the and project is canceled by Client, Client agrees to pay no less than 100% of the hours already billed for the project at the time of cancellation plus a flat fee of 50% the remaining hours that were expected to be completed on the project, whichever is greater. If the project has a firm quote, Client agrees to pay a flat fee 15% of the total quote.

7. Limitation of Liability

Client agrees that Designer will not be liable for any incidental or consequential damages that arise from Designer’s performance of this commission (including, but not limited to, failure to perform in a timely manner, regardless of whether the failure was intentional or negligent.)

8. Dispute Settled by Arbitration, and Governing Law

Any dispute under or about this Agreement must be submitted to and resolved by arbitration. Parties will bear their own costs. Any court may enforce the arbitration award. This Agreement will be governed by the laws of Nevada, in the country of the United States of America.

9. Acceptance of terms

The action of the sending and receipt of this agreement via electronic method will hold both parties in acceptance of these terms. Designer as sender and Client as recipient will acknowledge acceptance of these terms either through an e-mail noting acceptance or acceptance is acknowledged at the beginning of any work on said project. Electronic signatures shall be considered legal and binding.

Client: /s/ Christopher Kleidenmann, CEO , on November 18, 2015

Designer: /s/ Elena Petrova, President , on November 18, 2015